CHECKERS DRIVE-IN RESTAURANTS, INC.
                              LIST OF SUBSIDIARIES
                                   EXHIBIT 21




The following entities are consolidated with the Company for financial reporting purposes:


                                           % Owned      State of Organization
--------------------------------------------------------------------------------
CHA Partners                               50%          Delaware
Checkers Walsingham, Inc.                  100%         Delaware
Chicago Leasing Company                    100%         Delaware
Innercity Foods Joint Venture Company      100%         Delaware
Innercity Foods Leasing Company            100%         Delaware
Innercity Foods Restaurant Company         100%         Delaware
Skipper Road Checkers Partnership          75%          Delaware
580 Partners                               50%          Delaware
Checkers/Conway, Inc.                      100%         Delaware
Checkers/Tempco Joint Venture              51%          Florida
Checkers of Chicago                        100%         Delaware
Metro Double Drive-Thru, L.P.              10.55%       Chicago
Greater Chicago Double Drive-Thru, L.P.    60.79%       Chicago
Stony Island Double Drive-Thru, L.P.       36.03%       Chicago
Northside Double Drive-Thru, L.P.          65.83%       Chicago
Chicagoland Double Drive-Thru V, L.P.      48.42%       Chicago
Chicago Double Drive-Thru VI, L.P.         25.08%       Chicago
Evergreen Double Drive-Thru, L.P.          54.73%       Chicago